SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: May 2, 2001

(Date of earliest event reported)

LCA-Vision Inc.

(Exact name of Registrant as specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	0-27610 (Commission File No.)	11-2882328 (IRS Employer Identification Number)

7840 Montgomery Road, Cincinnati, Ohio	45236
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (513) 792-9292

N/A

(Former name or former address, if changed since last report)

Item 5. Other Events

LCA-Vision Inc. issued a press release reporting financial results for the three months ended March 31, 2001. For the first quarter of 2001, the Company posted a net profit of $1,299,000, or $0.03 per basic and diluted share, the highest quarterly net profit since LCA-Vision was founded.

Item 7. Financial Statements and Exhibits

(a) Exhibits

99.1 Press Release dated May 2, 2001

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LCA-VISION INC.

Date: May 2, 2001	By: /s/Alan H. Buckey Alan H. Buckey Executive Vice President, Chief Financial Officer and Treasurer

Exhibit 99.1

Company Contacts:	Investor Relations Contacts:
LCA-Vision, Inc.	Lippert/Heilshorn & Associates, Inc.
Thomas E. Wilson, CEO	Bruce Voss (bvoss@lhai.com)
Alan H. Buckey, CFO	Zachary Bryant (zbryant@lhai.com)
(513) 792-9292	(310) 691-7100
www.lasikplus.com	www.lhai.com

FOR IMMEDIATE RELEASE

LCA-VISION RECORD FIRST QUARTER NET PROFIT FUELED BY RECORD PROCEDURE VOLUME AND IMPROVED PRICE REALIZATION

Company Continues Focus on Three Key Profit Drivers

CINCINNATI (May 2, 2001) - LCA-Vision Inc. (Nasdaq NM: LCAV) (Nasdaq Europe: LCAV), a leading provider of value-priced laser vision correction services across the U.S., today reported financial results for the three months ended March 31, 2001. For the first quarter of 2001, the Company posted a net profit of $1,299,000, or $0.03 per basic and diluted share, the highest quarterly net profit since LCA-Vision was founded. For the fourth quarter of 2000, the Company posted a net loss of $1,559,000, or a loss of $0.03 per share, while in the year-ago first quarter, LCA-Vision reported net income of $62,000, or $0.00 per basic and diluted share.

Laser vision correction revenues for the first quarter of 2001 rose 56% to $22,445,000, compared with $14,396,000 in the fourth quarter of 2000, and were up 24% compared with $18,151,000 in the first quarter of 2000.

First quarter 2001 average price realization per procedure rose to $897 and the contribution margin increased to 80.0%, compared with an average price realization per procedure of $877 and a contribution margin of 78.6% in the fourth quarter of 2000. Contribution margin is calculated by deducting medical, professional and license fees from laser refractive surgery revenues.

Net cash provided by operations in the first quarter of $2,719,000 exceeded the combined capital expenditures of $727,000 and repurchase of $1,066,000 of common stock. As a result, cash and short-term investments increased to $28,551,000 at March 31, 2001 from $28,318,000 at December 31, 2000.

"Our strong 2001 first quarter results demonstrate the ability of LCA-Vision to meet the Company's financial goals by focusing on three key profit drivers: the cost of patient acquisition, average price realization and capacity utilization," said Thomas E. Wilson, chief executive officer of LCA-Vision. "We remain on target to complete in excess of 100,000 procedures in 2001, and to deliver full-year earnings in line with analyst expectations of $0.10 to $0.16 per share. New center openings in the second half of this year will build the foundation for continued gains in market share and profitability in 2002 and beyond."

In December 2000, the Board of Directors authorized a repurchase of an additional five million shares of common stock. Of that authorization, the Company has repurchased 504,687 shares at an average price of $2.60 through April 30, 2001.

LCA-Vision has scheduled an investor conference call regarding this announcement to be held today, beginning at 10:00 a.m. Eastern Time. Individual investors are invited to listen to the conference call over the Internet, by going to the "Investors" section of the Company's Website at www.LasikPlus.com. A replay will begin shortly after the call has ended and will be available for 30 days.

LCA-Vision owns and operates 33 LasikPlus value-priced laser vision correction facilities in the U.S., plus one center in Canada and a joint venture in Europe.

For additional information, please visit the Company's Website at at www.LasikPlus.com.

This news release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competition and pricing, procedure demand and marketplace acceptance, and unforeseen fluctuations in operating results and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission.

[Tables to Follow]

LCA-Vision Inc.
Condensed Consolidated Statements of Operations
(Dollars in thousands except per share data)
(Unaudited)
	Three months ended March 31,
	2001	2000
Revenues
Laser refractive surgery	$22,445	$18,151
Other	45	20

Total revenues	22,490	18,171

Operating costs and expenses
Medical professional and license fees	4,497	5,853
Direct costs of services	9,301	5,653
General and administrative expenses	2,175	2,332
Marketing and advertising	3,411	4,127
Depreciation	1,386	776

Operating income (loss)	1,720	(570)

Equity in earnings from unconsolidated businesses	77	7
Minority equity interest	(4)	6
Interest (expense)	(4)	(21)
Interest income	301	676
Other income	5	11

Income before taxes on income	2,095	109

Income tax expense	796	47

Net income	$1,299 =======	$62 =======

Income per common share
Basic	$0.03	$0.00
Diluted	$0.03	$0.00

Weighted average shares outstanding
Basic	47,045	51,876
Diluted	47,607	54,670

LCA-Vision Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands except per share data)
(Unaudited)

Assets	March 31, 2001	December 31, 2000
Current Assets
Cash and cash equivalents	$24,173	$19,692
Short-term investments	4378	8,626
Accounts receivable, net	497	1,417
Receivable from vendor	712	2,280
Deferred tax asset	521	521
Prepaid expenses, inventory and other	2,166	2,001

Total current assets	32,447	34,537

Property and Equipment	32,587	31,860
Accumulated depreciation and amortization	(11,643)	(10,340)
Property and equipment, net	20,944	21,520
Goodwill, net	718	753
Deferred tax asset	15,289	16,085
Obligations due from shareholders	190	190
Investment in unconsolidated businesses	373	295
Other assets	2,196	2,217

Total assets	$72,157 ======	$75,597 ======
Liabilities and Shareholders' Investment
Current liabilities
Accounts payable	$3,609	$7,587
Accrued liabilities and other	3,504	2,709
Debt maturing in one year	110	178

Total current liabilities	7,223	10,474

Long-term debt	19	48
Commitments and contingencies	--	--
Minority equity interest	34	30

Shareholders' investment
Preferred stock
Common stock ($0.01 par value; 52,156,004 and 52,046,528 shares and 46,927,308 and 52,035,619 shares issued and outstanding, respectively)	112	112
Contributed capital	90,911	90,858
Warrants	2,105	2,105
Notes receivable from shareholders	(1,434)	(1,013)
Common stock in treasury, at cost (5,228,696 shares and 4,718,896 shares)	(10,941)	(9,875)
Accumulated deficit	(15,838)	(17,137)
Foreign currency translation adjustment	(34)	(5)

Total shareholders' investment	64,881	65,045

Total liabilities and shareholders' investment	$72,157 ======	$75,597 ======